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                                                                     Exhibit 5.1

[DECHERT LETTERHEAD]


December 3, 2001


Pharmacopeia, Inc.
101 College Road East
Princeton, New Jersey  08540

Re:   Registration Statement on Form S-4
      Reg. No. 333-70740

Dear Gentlemen and Ladies:

We have acted as counsel to Pharmacopeia, Inc. (the "Company"), in connection with the preparation of a Registration Statement on Form S-4 (including the proxy statement/prospectus forming a part thereof, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance of shares of Company Common Stock, par value $.0001 per share ("Company Common Stock"), in connection with the merger (the "Merger") of Eos Biotechnology, Inc. ("Eos") with and into Eagle Acquisition Corporation ("Merger Subsidiary") pursuant to an Agreement and Plan of Merger and Reorganization, dated as of August 21, 2001 (the "Merger Agreement") among the Company, Eos and Merger Subsidiary, pursuant to which (i) each share of Eos Common Stock, par value $.001 per share ("Eos Common Stock"), will be converted into 0.18136927 of a share of Company Common Stock, and (ii) options and warrants exercisable for Eos Common Stock (each an "Eos Instrument") will be converted into rights to acquire 0.18136927 of a share of Company Common Stock for each share of Eos Common Stock subject to such Eos Instrument, plus any additional shares of Company Common Stock issuable to holders of Eos Instruments, in lieu of cash payments, pursuant to the terms of the Merger Agreement.

We have examined such corporate records and documents and other matters as we have deemed necessary in order to render this opinion.

Based upon the foregoing, it is our opinion that, when issued in the Merger pursuant to the Merger Agreement and after due approval by the Company's stockholders of the matters submitted to a vote of such stockholders pursuant to the proxy/statement prospectus forming a part of the Registration Statement, the Company Common Stock will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in respect thereof under the caption "LEGAL OPINIONS" in the proxy statement/prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Dechert